Exhibit 4.20
English Translation
Contract No.:
Purchase & Sale Contract for Commercial House
Seller: Chengdu Hi-tech Real Estate Co., Ltd.
Buyer: Chengdu Shidai Noah Information Technology Co., Ltd.
Construction Department of Sichuan Province

Administration for Industry and Commerce of Sichuan Province

Explanation
1.	This contract version is a model version and may also be used as the version for signing. Before the signing of this contract, the Buyer shall carefully read the contents of this contract, particularly the optional, supplemented, filled and modified contents. In the case of different understandings of the provisions and words of this contract, the user may consult with the local competent real estate administration department. This model version is jointly prepared by Construction Department of Sichuan Province and Administration for Industry and Commerce of Sichuan Province.

2.	Commercial housing mentioned herein means the houses developed, constructed and sold by the real estate development enterprise.

3.	Before this contract is concluded, the Seller shall present to the Buyer the presale license of commercial housing and other related certificates and documentary evidences.

4.	Both parties hereto shall enter into this contract by following the principles of free will, fairness and credibility. Neither party shall bend the other party to its will. Both parties may make amendments, additions or deletions to the terms of this contract version. After this contract becomes effective, both parties are deemed consenting to the unmodified printed words in this contract.

5.	In order to embody the principle of free will, blank lines are left behind the relevant terms of this contract version for both parties to add separate provisions or supplementary provisions. The Seller and the Buyer may enter into a fair and reasonable supplementary agreement with respect to the contents not covered or not specified in detail in this contract on the basis of the specific situation of the sold project, or may add supplementary provisions in the blank lines behind relevant terms.

6.	In this contract version, the optional contents in [_____], filled contents in blanks and other contents needing to be deleted or added shall be agreed upon by both parties by mutual consultation. The optional contents in [_____] shall be selected with “Ö”; if the situation does not occur or is not specified by both parties, blanks shall be marked with “×” so as to indicate deletion.

7.	If any dispute arises in connection with the performance of this contract, either party may bring a lawsuit with the people’s court in the place where real estate is located or submit an arbitration application to an arbitration commission for arbitration. In the case of arbitration, such dispute may be referred to the arbitration commission in the place where the real estate is located or an arbitration commission in other place.

8.	Both parties may determine the number of originals of this contract depending on the actual situation and at the conclusion of this contract, make careful checks to ensure that all the originals are consistent. Under any circumstance, the Buyer shall retain at least one original.

Purchase & Sale Contract for Commercial House

Seller: Chengdu Hi-tech Real Estate Co., Ltd.
Registered address: 4F, Auxiliary Building, Beite Industry Park, No. 11 Gaopeng Avenue, Gaoxin District, Chengdu
Postal code: 610041
Registration no. of business license: 5101091001210
No. of enterprise qualification certificate: 510109AWG3421641
Legal representative: Xu Liang Tel.: 85332609

Entrusted agent: × × × Tel.: ×
Entrusted sales agency: ×
Registered address: ×
Postal code: ×
Registration no. of business license: ×

Buyer: Chengdu Shidai Noah Information Technology Co., Ltd.
Location of Buyer’s registered residence (passport or employer): Nationality:
[Legal representative Ö] [Responsible person]: Ruchun Zhang
[ID card Ö] [Passport] [Registration no. of business license] [______]: 110108196602159094
Date of birth: February 15, 1966 Gender: Male
Mailing address:
Postal code: Tel.: 0755-82049103

[Legal agent] [Entrusted agent]: Nationality:
[ID card] [Passport][_____]:
Date of birth: Gender:
Mailing address:
Postal code: Tel.:
Co-buyer:
Share:
[Legal representative] [Responsible person]: Nationality:
[ID card] [Passport] [Registration no. of business license] [ID card] [Passport] [_____]:
[Legal agent] [Entrusted agent]: Nationality:
[ID card] [Passport] [_____]:
In accordance with the “Contract Law of the People’s Republic of China”, “Law of the People’s Republic of China on Administration of Urban Real Estate” and other related laws and regulations, the Seller and the Buyer, on the basis of equality, free will and fairness and through negotiations, hereby agree below with respect to the purchase and sale of commercial house.

Article 1 Basis for Project Construction
The Seller has obtained the state-owned land use right of the land plot located at 3# Group, Construction Village, Guixi Sub-district Office, South Park, Gaoxin District. The number of state-owned land use certificate for this land plot is GuoYong (2008) No. 2837 and the area of land use right is 167692.00m2.
The temporary name of the commercial houses constructed by the Seller on the said land plot with approval is Tianfu Software Park Software Outsourcing Base (Area C). Number of construction project planning license is GaoXinGuiBianHao (2007) No. 111; the number of building project construction license is CGGJ (2007)-NJ055. The commencement date specified in the construction project contract is June 2, 2007 and the completion date specified in the construction project contract is March 28, 2008.
Article 2 Basis for Sale of Commercial House
[Completed house] The number of the house ownership certificate of the building the commercial house bought by the Buyer (hereinafter referred to as the “Commercial House”) belongs to is ×.
[Pre-sold commercial house] The approving authority of the pre-sold commercial house is Chengdu Real Estate Administration and the number of presale license of commercial house is ChengFangYuShouZhongXinChengQuZi No. 5649.
The real estate surveying and mapping institution entrusted by the Seller to survey the area of the Commercial House is Chengdu Chenyuan Surveying & Mapping Co., Ltd.
Article 3 Basic Information on Commercial House Purchased by the Buyer
The house construction form of the Commercial House is: [ordinary commercial house].
The principal building structure of the building the Commercial House belongs to is frame and the building has 6 stories, including 5 stories above the ground and 1 story below the ground.
The Commercial House purchased by the Buyer is in the project as specified in Article 1 of this Contract (note: the amounts below are denominated in RMB ):
The Commercial House is Room No. ×, -1F, ×[Unit], C2 [Building] of the project specified in Article 1. The purpose of the Commercial House is [office]; type of house: [ordinary] [villa] [others]: ×; total surveyed floor area is 1682.76 m2 (area of bicycle parking not included), in which internal floor area is × m2 and allocated floor area of common parts and common house is × m2; [story height] is: 4.2m. For [clear height of sloped roof], the smallest figure is × m; the biggest figure is × m. The purpose of use of the land of the Commercial House purchased by the Buyer is scientific research and design; land use term is from April 29, 2008 to April 28, 2058. The facing direction of the Commercial House is given in Annex 1 and it has × balconies (including × closed balconies and × non-closed balconies). Level of decoration is [clean water] and decoration standard is RMB ×/m2.
If the Commercial House is a residential house, the Seller and the Buyer agree to calculate the price of the Commercial House by the means as listed in Paragraph 1 below. If the Commercial House is an economically affordable house, the Seller and the Buyer agree to calculate the price of the Commercial House by the means as listed in Paragraphs 1 and 2 below respectively.

If the Commercial House is a non-residential house, the Seller and the Buyer agree to calculate the price of the Commercial House by the means as listed in Paragraph 2 below.
1. The price is based on internal floor area. The unit price of the Commercial House is × (currency) × /m2. The total price is × (currency) × (in words).
2. The price is based on floor area. The unit price of the Commercial House is RMB 3280.33/m2. The total price is RMB 5,520,000.00 (in words: RMB five million five hundred and twenty thousand).
3. The price is based on apartment (unit). The total price of the Commercial House is × (currency) × (in words).
4. The price is based on ×. The total price of the Commercial House is × (currency) × (in words).
The total price of the purchased Commercial House is RMB five million five hundred and twenty. Refer to Annex 4.
Room numbers are subject to those approved by the public security administration authority. The layout plan of the Commercial House and diagram of its location in the whole building are given in Annex 1.
“Floor area” mentioned herein refers to the horizontal projection area of the periphery of the floors above the quadras of external walls (columns) of the house, which is a permanent building with a top cover, a firm structure and a story height of above 2.20m, including balcony, overhanging corridor, basement, outdoor stairs, etc.
“Internal floor area” mentioned herein refers to the aggregate of the useable area, wall body’s area and balcony’s floor area inside the apartment (unit).
In this Article, “story height” means the vertical distance between two neighboring floors or between floor and ground, and “clear height” means the vertical distance from floor or ground to bottom of upper floor slab or ceiling.
Article 4 Mortgage
The mortgage about the Commercial House is: 1.
1. The allocated land use right and works in progress for the Commercial House are not mortgaged;
2. The allocated land use right for the Commercial House has been mortgaged. Mortgagee is ×, mortgage registration department is × and date of mortgage registration is ×.
3. The works in progress for the Commercial House have been mortgaged. Mortgagee is ×, mortgage registration department is × and date of mortgage registration is ×.
×.
The certificate of mortgagee’s consent to the presale of the Commercial House and the provisions about mortgage are given in Annex 3.

Article 5 Method and Term of Payment
The Buyer makes payment by the means as listed in Paragraph 4 below.
1. Payment by a lump sum
2. Payment in installments
3. Payment by loan. The Buyer may pay ×% of the total house price as the initial installment and the remaining portion may be paid with the loan from × bank or housing provident fund management authority.
4. Payment by other means. Upon signing of the agreement, the Seller shall deliver the house to the Buyer. The Buyer shall pay 90% of the total house price to the Seller’s account before March 16, 2009 and pay 10% of the total house price after the procedures concerning initial property right certificate are completed and before the procedures concerning household-specific property right are completed.
Article 6 The Seller guarantees that the Commercial House is free of any property right dispute. If property right registration cannot be handled or a claim or debt dispute arises for the Seller’s reason, the Seller shall bear the corresponding responsibility.
×.
Article 7 Planning Change
The Seller shall construct the commercial houses in accordance with the conditions as specified in the construction project planning license issued by the planning administration authority and shall not make changes without permission.
If the Seller indeed needs to change the conditions as specified in the construction project planning license, such change shall be subject to the written consent of the affected Buyer and the approval of the planning administration authority. If planning change causes losses to the interests of the Buyer, the Seller shall be liable for corresponding compensation.
Article 8 Design Change
(I) If the planning changes approved by the planning administration authority and the following design changes of the construction drawings and design documents of building project as consented to by design entity affect the quality or use functions of the Commercial House purchased by the Buyer, the Seller shall give a written notice to the Buyer within 10 days after the design examination entity approves such changes:
1. The structure form, type, space dimensions, facing direction and use of the Commercial House;
2. ×;
3. ×;
4. ×.
If the Seller fails to notify the Buyer within the specified term, the Buyer is entitled to surrender the house.
(II) The Buyer shall reply in writing whether or not to surrender the house within 15 days of receiving the notice. Otherwise, the Buyer is deemed as accepting changes.

(III) If the Buyer surrenders the house, the Seller shall refund the house price already paid by the Buyer within × days from receiving the notice of surrender, along with the interest accrued thereupon at × interest rate. If the Buyer does not surrender the house, the Buyer shall enter into a separate supplementary agreement with the Seller.
×
×.
Article 9 Liability for Delayed Payment
Where the Buyer fails to make payment at the agreed time, Paragraph 1 below shall apply.
1. Liability is subject to the period of delay (the liabilities in Sub-paragraphs (1) and (2) are not cumulative).
(1) If the delay is within 30 days, the Buyer shall pay to the Seller a penalty at a daily rate of 0.02% of the overdue payment from the next day following expiry of agreed payment term to the day of actual payment and such penalty shall be paid to the Seller within 7 days after the day of actual payment. Then, this Contract continues to be performed;
(2) If the delay continues for more than 30 days (this day shall be the same as the day in Sub-paragraph (1) above), the Seller is entitled to terminate this Contract. In case of such termination by the Seller, the Buyer shall pay to the Seller a penalty at 5% of the cumulative overdue payment within 7 days after receipt of notice of termination and the Seller shall refund all the payments already made by the Buyer. If the Buyer wishes to continue to perform this Contract, this Contract may continue to be performed with the consent of the Seller. The Buyer shall pay to the Seller a penalty at a daily rate of 0.03% (this rate shall not be less than the rate in Sub-paragraph (1) above) of the overdue payment from the next day following expiry of agreed payment term to the day of actual payment and such penalty shall be paid to the Seller within 7 days after the day of actual payment.
“Overdue payment” refers to the difference between the due payment as set forth in Article 5 and the actual payment, or in case of payment by installments, the difference between the specific installment and the actual payment.
2. ×.
Article 10 Delivery Conditions
(I) After the first installment of the house price is paid up pursuant to the provisions of this Contract, the Seller shall deliver the Commercial House to the Buyer before March 16, 2009. The property management fee shall be computed from April 1, 2009.
(II) At delivery, the Commercial House shall comply with the conditions as listed in Paragraphs 1, 2, 6, ×, ×, × and × below. If the Commercial House is residential, the Seller shall also provide the “House Quality Warranty” and “House Use Instructions”.
1. The Commercial House has obtained the planning acceptance conformity certificate.
2. A qualified real estate mapping institution has issued the report on the actually measured area of the Commercial House.

3. The Seller has obtained the housing ownership certificate of the building the Commercial House belongs to.
4. Comply with the conditions to be fulfilled for municipal infrastructures as undertaken by the Seller in Article 11
5. If the Commercial House is residential, the Seller shall provide the “Household Acceptance Form of House Engineering Quality”.
6. The garage and the bicycle parking shall be delivered to the Buyer simultaneously.
7. ×.
Article 11 Undertakings about Municipal Infrastructures and Other Facilities
The Seller undertakes that the municipal infrastructures and other facilities directly related to the normal use of the Commercial House will fulfill the following conditions on the agreed date:
1. Municipal infrastructures
(1) Water supply and discharge: on August 8, 2008, reach the house delivery standard;
(2) Electricity: on August 8, 2008, reach the house delivery standard;
(3) Heating: on ×, reach ×;
(4) Gas: on ×, reach ×;
(5) A total bandwidth of not less than 100M can be connected to the building. For the opening of bandwidth, Party B has to apply to telecom operator.
If the conditions are not fulfilled within the agreed term, both parties agree below:
(1) ×;
(2) ×.
2. Other facilities
(1) Public green land: on December 31, 2008, reach the house delivery standard;
(2) Public road: on December 31, 2008, reach the house delivery standard;
(3) Public parking lot: on December 31, 2008, reach the house delivery standard;
(4) Kindergarten: on ×, reach ×;
(5) School: on ×, reach ×;
(6) Club: on ×, reach ×;
(7) Shopping center: on ×, reach ×;
(8) Sports facilities: on ×, reach ×;

(9) ×;
(10) ×.
If the conditions are not fulfilled within the agreed term, both parties agree below:
(1) ×;
(2) ×.
Article 12 Liability for Delayed Delivery
Where the Seller fails to deliver the Commercial House to the Buyer according to the term and conditions as specified in Article 10 (unless force majeure occurs), Paragraph 1 below shall apply.
1. Liability is subject to the period of delay (the liabilities in Sub-paragraphs (1) and (2) are not cumulative).
(1) If the delay is within 30 days (this term shall not be less than the term in Paragraph (1) of Article 10), the Seller shall pay to the Buyer a penalty at a daily rate of 0.02% (this rate shall not be less than the rate in Paragraph (1) of Article 9) of the already paid house price from the next day following expiry of the delivery term as specified in Article 10 to the day of actual delivery and such penalty shall be paid to the Buyer within 7 days after the Commercial House is delivered. Then, this Contract continues to be performed;
(2) If the delay continues for more than 30 days (this day shall be the same as the day in Sub-paragraph (1) above), the Buyer is entitled to surrender the house. In case the Buyer surrenders the house, the Seller shall refund all the payments already made by the Buyer within 7 days after receipt of the notice of surrender and pay to the Buyer a penalty at 5% of all the payments already made by the Buyer. If the Buyer wishes to continue to perform this Contract, this Contract may continue to be performed. The Seller shall pay to the Buyer a penalty at a daily rate of 0.03% (this rate shall not be less than the rate in Sub-paragraph (1) above) of all the payments already made by the Buyer from the next day following expiry of the delivery term as specified in Article 10 to the day of actual delivery and such penalty shall be paid to the Buyer within 7 days after the Commercial House is delivered.
2. ×.
Article 13 Handling of Area Difference
When the Commercial House is delivered, the Seller shall present to the Buyer the report on the actually measured area of the Commercial House issued by the qualified real estate mapping institution entrusted by it and provide to the Buyer the actual measurement area data of the Commercial House (hereinafter referred to as “Actually Measured Area”). In case of any error between the Actually Measured Area and the surveyed area in Article 3, both parties agree that Paragraph 3 below applies:
1. According to the provision “price is based on internal floor area” in Article 3, both parties agree below:
(1) If the absolute value of the error ratio of internal floor area is within 3% (including 3%), house price is settled according to actual area;

(2) If the absolute value of the error ratio of internal floor area exceeds 3%, the Buyer is entitled to surrender the house.
If the Buyer surrenders the house, the Seller shall refund the house price already paid by the Buyer within 30 days of receiving the notice of surrender, along with the interest accrued thereupon at × interest rate.
If the Buyer does not surrender the house and actually measured internal floor area is bigger than preliminarily measured internal floor area: the house price for the portion within 3% (including 3%) shall be paid by the Buyer; the house price for the portion in excess of 3% shall be borne by the Seller and property right shall be owned by the Buyer. If actually measured internal floor area is smaller than preliminarily measured internal floor area, the house price for the portion within 3% (including 3%) shall be refunded by the Seller to the Buyer; the house price for the portion in excess of 3% shall be refunded by the Seller to the Buyer on a double basis.

Error ratio of internal floor area=	Actually measured internal floor area – preliminarily measured internal floor area Preliminarily measured internal floor area	X 100%
2. According to the provision “price is based on floor area” in Article 3, both parties agree below:
(1) If the absolute values of the error ratios of floor area and internal floor area are within 3% (including 3%), house price is settled according to actually measured floor area;
(2) If the absolute value of the error ratio of floor area or internal floor area exceeds 3%, the Buyer is entitled to surrender the house.
If the Buyer surrenders the house, the Seller shall refund the house price already paid by the Buyer within 30 days of receiving the notice of surrender, along with the interest accrued thereupon at × interest rate.
If the Buyer does not surrender the house and actually measured floor area is bigger than preliminarily measured floor area: the house price for the portion within 3% (including 3%) shall be paid by the Buyer; the house price for the portion in excess of 3% shall be borne by the Seller and property right shall be owned by the Buyer. If actually measured floor area is smaller than the floor area specified in the contract, the house price for the portion within 3% (including 3%) shall be refunded by the Seller to the Buyer; the house price for the portion in excess of 3% shall be refunded by the Seller to the Buyer on a double basis.

Error ratio of floor area=	Actually measured floor area – preliminarily measured floor area Preliminarily measured floor area	X 100%
3. Other provisions agreed upon by both parties.
Regardless of the number of the error ratio of floor area, the two parties agree that no more compensation will be paid.

Article 14 Handover Procedures
(I) After the Commercial House fulfils the delivery conditions as set out in Article 10, the Seller shall, 7 days prior to delivery day, notify the Buyer in writing of the time and place of handover procedures as well as the certificates needing to be taken. When both parties handle acceptance inspection and handover, the Seller shall present the certificates as stipulated in Article 10 and fulfill the other conditions as stipulated in Article 10. Where the Seller does not present certificates or presented certificates are incomplete, or the Seller does not fulfill the other conditions set forth in Article 10, the Buyer has the right to refuse to take over the house. The liability for delayed delivery arising therefrom shall be borne by the Seller and the provisions of Article 12 shall apply.
(II) After acceptance inspection and handover, both parties shall sign the handover form of commercial house. If handover procedures are not handled on time for causes attributable to the Buyer, both parties agree as follows:
If the Buyer does not take over the house within 15 days after the Seller gives a written notice to the Buyer, it shall be deemed that the Seller has delivered the house to the Buyer on the 16th day after the giving of the written notice and the Buyer shall undertake the responsibility; any quality problem found by the Buyer during takeover of the house shall be solved by the Seller within the time reasonably requested by the Buyer.
(III) Both parties agree to pay taxes and fees by the means as listed in Paragraph 3 below.
1. The Seller shall not take the payment of taxes and fees by the Buyer as the condition for the handover of the Commercial House.
×.
2. The Buyer agrees to entrust the Seller to pay the taxes and fees in Paragraphs ×, ×, ×, ×, × and × below on its behalf and further agrees to deliver the aforementioned taxes and fees to the Seller while it takes over the Commercial House.
(1) Special maintenance fund;
(2) Contract tax;
(3) Property service fee as specified in Article 22;
(4) Heating fee;
(5) ×;
(6) ×.
3. The Buyer will itself pay the taxes and fees in Paragraphs 1, 2, 3, ×, × and × below to relevant units and present to the Seller the payment vouchers while it takes over the Commercial House.
(1) Special maintenance fund;
(2) Deed duty;
(3) Property service fee as specified in Article 22;

(4) Heating fee;
(5) ×;
(6) ×.
Article 15 Quality, Decoration and Equipment Standards of the Commercial House
(I) The Seller covenants that the Commercial House uses qualified building materials, components and accessories and the quality of the Commercial House conforms to the requirements of the engineering quality specifications, standards, construction drawings and design documents issued by the state and Sichuan Province.
(II) The Seller and the Buyer agree below:
1. Where the foundation and principal structure of the Commercial House do not pass quality inspections, the Buyer is entitled to surrender the house. If the Buyer surrenders the house, the Seller shall refund all the payments already made by the Buyer, along with the interest accrued thereupon at the bank demand deposit interest rate for the same period, within 30 days of receiving the notice of surrender. If losses are thus caused to the Buyer, the Seller shall be held liable for compensation. The inspection expenses thus incurred shall be borne by the Seller.
If the Buyer wishes to continue to perform this Contract, it shall enter into a separate supplementary agreement with the Seller.
×.
2. Where the indoor air quality of the Commercial House does not comply with the national standard after inspection, the Buyer is entitled to surrender the house within 60 days (not less than 60 days) after the delivery date of the Commercial House. If the Buyer surrenders the house, the Seller shall refund all the payments already made by the Buyer, along with the interest accrued thereupon at the bank demand deposit interest rate for the same period, within 30 days of receiving the notice of surrender. If losses are thus caused to the Buyer, the Seller shall be held liable for compensation. The inspection expenses thus incurred shall be borne by the Seller.
If the Buyer does not surrender the house or the Commercial House is already used for more than 60 days after delivery, the Buyer shall enter into a separate supplementary agreement with the Seller.
×.
3. At delivery, the Commercial House has passed the acceptance inspections by construction, surveying, design, project undertaking and project supervision entities. The Seller shall inspect the house together with the Buyer. If it is found after inspection that the Commercial House has other problems, both parties agree that Paragraph 1 below applies:
(1) The Seller shall deliver the repaired Commercial House within 90 days. The liability for delayed delivery arising therefrom shall be borne by the Seller and the provisions of Article 12 shall apply.
×.

(2) The Seller shall, at its own expense, make repairs in accordance with the engineering quality specifications and standards of the state and Sichuan Province within × days after the delivery date of the Commercial House. In case losses are thus incurred to the Buyer, the Seller shall be held liable for compensation.

(3) ´.
4. The decorations and equipment of the Commercial House delivered by the Seller shall comply with the standards as agreed upon by both parties. Otherwise, the Buyer is entitled to request the Seller to comply with Paragraph × below.
(1) The Seller compensates twice the price difference of decorations and equipment.
(2) ´.
(3) ´.
The provisions about decoration and equipment standards are given in Annex 6.
(III) If any dispute arises between the Seller and the Buyer with respect to engineering quality, either party may entrust a qualified construction engineering quality inspection institution to make inspection. Each party shall provide assistance for the other party with respect to such inspection.
´.
Article 16 House Warranty Responsibility
(I) If the Commercial House is residential, the Seller shall undertake the corresponding warranty responsibility in accordance with the House Quality Warranty as from the delivery date of the Commercial House.
If the Commercial House is not residential, both parties shall enter into a supplementary agreement specifying warranty scope, term and responsibility.
(II) Where the Commercial House has any quality problem within the warranty scope and term: if there is any provision about surrender, such provision shall apply; if there is no provision about surrender, the Seller shall perform warranty obligation and the Buyer shall render assistance. But the Seller shall not be liable for the damages for causes not attributable to the Seller.
Article 17 Residential Energy-saving Measures
[1] If the Commercial House is residential, it shall comply with the state regulations on energy saving of buildings and the “Energy Saving Design Standard of Residential Buildings in the Hot and Cold Areas in Summer and Winter in Sichuan Province” (DB51/T5027-2002) promulgated by Technology Supervision Administration of Sichuan Province. Otherwise, the Seller shall implement energy saving measures in line with the requirements of the “Energy Saving Design Standard of Residential Buildings in the Hot and Cold Areas in Summer and Winter in Sichuan Province” and bear all the expenses relating thereto. In case losses are thus incurred to the Buyer, the Seller shall be held liable for compensation.
´.

[2] If the Commercial House is a part of public building (office building, commercial building, tourism building etc), it shall comply with the state regulations on energy saving of buildings and the “Energy Saving Design Standard of Public Buildings” (GB50189-2005) promulgated by the Ministry of Construction. Otherwise, the Seller shall implement energy saving measures in line with the requirements of the “Energy Saving Design Standard of Public Building” and bear all the expenses relating thereto. In case losses are thus incurred to the Buyer, the Seller shall be held liable for compensation.
×.
Article 18 Covenants of Use
When the Buyer uses the Commercial House, it shall not change the principal building structure, bearing structure and purpose of use of the Commercial House without permission. Except as otherwise specified in this Contract and its supplementary agreement and annexes, in the course of use of the Commercial House, the Buyer is entitled to share the common parts and facilities related to the Commercial House with other right owner and shall bear the obligations on the basis of the allocated area of common parts and house.
The Seller shall not change the nature of use of the common parts and facilities relating to the Commercial House without permission.
×.
Article 19 Property Right Registration
(I) Initial registration
The Seller shall obtain the ownership certificate of the building the Commercial House belongs to no later than February 28, 2010. If the Seller fails to obtain such ownership certificate within the term as agreed in this Article due to its fault, both parties agree that Paragraph 2 below applies:
1. The Buyer is entitled to surrender the house. If the Buyer surrenders the house, the Seller shall refund all the payments already made by the Buyer within × days from receiving the notice of surrender and pay to the Buyer liquidated damages of ×% of all the payments already made by the Buyer. If the Buyer does not surrender the house, this Contract continues to be performed and the Seller shall pay to the Buyer liquidated damages of ×% of all the payments already made by the Buyer per day delayed, from the next day following expiry of the term when the Seller shall obtain the ownership certificate of the building of the Commercial House to the day when the ownership certificate is obtained, and such liquidated damages shall be paid to the Buyer within × days after the Seller obtains the ownership certificate.
2. The Seller shall undertake the following defaulting liability:
(1) If the delay is within thirty days, the Seller shall pay to the Buyer liquidated damages of 0.02% of all the payments already made by the Buyer per day delayed, and such liquidated damages shall be paid to the Buyer within 7 days after the initial property right registration is completed. This Contract continues to be performed.

(2) If the delay exceeds thirty days ((this day shall be the same as the day in Sub-paragraph (1) above), the Buyer is entitled to terminate this Contract. Upon such termination, the Seller shall pay to the Buyer liquidated damages of 5% of all the payments already made by the Buyer within 7 days from receiving the notice of termination and refund all the payments already made by the Buyer. If the Buyer intends to continue to perform this Contract, this Contract shall continue to be performed and the Seller shall pay to the Buyer liquidated damages of 0.03% of all the payments already made by the Buyer per day delayed, from the next day following expiry of the agreed property right registration term to the day of actual completion of property right registration and such liquidated damages shall be paid to the Buyer within 7 days after the day of actual completion of property right registration.
(II) Transfer registration
1. After the Commercial House is delivered for use, both parties agree that Paragraph 3 below applies:
(1) The Seller handles the ownership transfer registration of the house with the ownership registration authority. The Buyer shall provide to the Seller the relevant documents according to the Seller’s registration requirements and notice.
(2) The Buyer agrees to entrust the Seller to handle the ownership transfer registration of the house with the ownership registration authority and the entrustment fee is RMB zero (in words).
(3) The Seller is responsible to complete the ownership registration of the parking space with the competent ownership registration authority in accordance with the fair and reasonable allocation made by Chengdu Shidai Noah Education Software Co., Ltd. with respect to the parking space corresponds to -1/F of the target house. The Buyer shall be responsible to furnish the relevant documents to the Seller based on the requirements of the registration and notice made by the Seller. In consideration of the relevant laws and regulations, and the process of obtaining the paring space ownership stipulated by relevant property ownership administration authority, the ownership of each parking space of the garage purchased by Chengdu Shidai Noah Education Software Co., Ltd. shall be completed separately after the line-drawing actual measurement for each parking space, therefore, the Buyer shall assist the Seller to execute the purchase and sale contract for single parking space in order to complete the registration of the ownership of each parking space. The area of the underground bicycle parking of the building in which the Commercial House is located is 441.42 m2, which does not include into the area of which the Seller must complete the registration of ownership. The use right of the bicycle parking shall be transferred to all buyers of the building in which the Commercial House is located from the Seller upon the effective of this Contract. It shall be implemented in accordance with the relevant national policy with respect to the bicycle parking if the said national policy changes.
2. Where, due to the Seller’s fault, the Buyer does not obtain the housing ownership certificate before June 30, 2010 (the Buyer shall pay the expenses relating to the handling of property right at one time), both parties agree that Paragraph 2 below applies:
(1) The Buyer is entitled to surrender the house. If the Buyer surrenders the house, the Seller shall refund all the payments already made by the Buyer, along with the interest accrued thereupon at the × interest rate, within × days of receiving the notice of surrender. If the Buyer does not surrender the house, the Seller shall pay to the Buyer liquidated damages of ×% of all the payments already made by the Buyer per day delayed, from the next day following expiry of the term when the Buyer shall obtain the housing ownership certificate to the day when the Buyer obtains the housing ownership certificate, and such liquidated damages shall be paid to the Buyer within × days after the Buyer obtains the housing ownership certificate.

(2) The Seller shall undertake the following defaulting liability:
1) If the delay is within thirty days, the Seller shall pay to the Buyer liquidated damages of 0.03% of all the payments already made by the Buyer per day delayed, and such liquidated damages shall be paid to the Buyer within 7 days after the initial property right registration is completed. This Contract continues to be performed.
2) If the delay exceeds thirty days ((this day shall be the same as the day in Sub-paragraph (1) above), the Buyer is entitled to terminate this Contract. Upon such termination, the Seller shall pay to the Buyer liquidated damages of 8% of all the payments already made by the Buyer within 7 days from receiving the notice of termination and refund all the payments already made by the Buyer. If the Buyer intends to continue to perform this Contract, this Contract shall continue to be performed and the Seller shall pay to the Buyer liquidated damages of 0.04% of all the payments already made by the Buyer per day delayed, from the next day following expiry of the agreed property right registration term to the day of actual completion of property right registration and such liquidated damages shall be paid to the Buyer within 7 days after the day of actual completion of property right registration.
Article 20 Common Interests
1. The use right of the roof of the building in which the Commercial House is located shall be shared by all property right owners.
2. The use right of the outer walls of the building in which the Commercial House is located shall be shared by all property right owners.
3. The use right of the walls of elevator hall and the inside walls of elevator cab of the building in which the Commercial House is located shall be shared by all property right owners.
4. The eaves, steps, entrance hall and other public places of the building in which the Commercial House is located shall be shared by all property right owners.
5. The underground bicycle parking of the building in which the Commercial House is located shall be shared by all property right owners.
The above parts may be reasonably used by common property right owners through negotiations, subject to relevant park management regulations.
Article 21 Auxiliary Buildings and Structures
Both parties agree that the auxiliary buildings and structures attached to the Commercial House shall be subject to Paragraph × below.
1. When the Seller sells the Commercial House, the ×, ×, × and × attached to the Commercial House will be transferred together with the Commercial House.
2. When the Seller sells the Commercial House, the ×, ×, × and × attached to the Commercial House will not be transferred together with the Commercial House.

Article 22 Prophase Property Service
(I) The property management enterprise engaged by the Seller in accordance with law is Shenzhen Science & Technology Industry Park Property Management Co., Ltd. The number of its qualification certificate is JianWuQi (2003) 046.
(II) During the prophase property management, property service rate is × yuan/month/square meter (construction area). The fee is composed of cleaning fee, public order maintenance fee, daily maintenance fee of common parts, facilities and equipment, greening maintenance fee, comprehensive management fee, ×, ×, ×, ×, × and × within property area.
Aboveground parking management fee is subject to relevant state standard and underground parking management fee is subject to relevant state standard.
(III) Property management enterprise will collect property service fee by the means in Paragraph 3 below.
1. Make collection on an annual basis. The Buyer shall pay the fee before × of each year.
2. Make collection on a semiannual basis. The Buyer shall pay the fee before × and × of each year respectively.
3. Make collection on a quarterly basis. The Buyer shall pay the Q1 property service fee before January 10 of each year; pay the Q2 property service fee before April 10 of each year; pay the Q3 property service fee before July 10 of each year; pay the Q4 property service fee before October 10 of each year.
(IV) The property service contents and owners’ temporary pact are given in Annex 7. The Buyer has carefully read all the property service contents and owners’ temporary pact in Annex 7 and agrees to accept the prophase property service provided by the property management enterprise engaged by the Seller in accordance with law and also to comply with owners’ temporary pact. If property service contents and owners’ temporary pact are inconsistent with this Contract, this Contract shall prevail.
Article 23 Special Maintenance Fund
If the Buyer entrusts the Seller to pay special maintenance fund on its behalf, the Seller shall provide the payment voucher for special maintenance fund to the Buyer within 30 days after the date of entrustment.
If the Buyer itself pays special maintenance fund, it shall provide the payment voucher for special maintenance fund to property management enterprise [at the delivery] of the Commercial House.
Article 24 Force Majeure
Should either party be prevented from performing this Contract owing to force majeure, such party shall be exempt from the responsibility, in whole or in part, depending on the effect of force majeure, but the prevented party shall without undue delay notify the other party and within 30 days after the end of force majeure, provide the proof hereof to the other party.

Article 25 Dispute Resolution
Any dispute arising out of the performance of this Contract shall be resolved by both parties through negotiations. In the event that no resolution can be reached, such dispute shall be resolved through the means in Paragraph 2 below:
1. by submitting it to × arbitration commission for arbitration.
2. by instituting a lawsuit with the people’s court in accordance with law.
Article 26 This Contract shall become effective as of the date when it is signed (sealed) by both parties. Both parties may enter into a written supplementary agreement for changes or supplements with respect to the contents that are not specified, unclear or not applicable herein according to the specific situation. But if such supplementary agreement contains the contents that unreasonably alleviate or exempt the responsibility of the Seller under this Contract or unreasonably increase the responsibility of the Buyer or exclude the main rights of the Buyer, this Contract shall prevail. The termination of this Contract shall be in writing. The annexes and supplementary agreement hereto shall have the same legal effect as this Contract.
Article 27 This Contract and its annexes hereto have 22 pages and are executed in seven copies, being equally authentic, three copies for the Seller, three copies for the Buyer, one copy for the property right office and × copy for the bank.
Article 28 The filing of this Contract adopts the form of online signing and online filing. The Buyer and the Seller shall maintain the consistency of the online filing version of this Contract and the written version of this Contract.

Seller (signature & seal): /s/ Chengdu Hi-tech Real Estate Co., Ltd.	Buyer (signature & seal): /s/ Chengdu Shidai Noah Information Technology Co., Ltd.

Legal representative:	Legal representative: /s/ Ruchun Zhang

Entrusted agent (signature & seal):	Responsible person:

Entrusted sales agency (signature & seal):	Entrusted agent (signature & seal):

Signing date: February 20, 2009	Signing date: February 20, 2009

Signing place:	Signing place:

Annex 1: Layout Plan of House and Diagram of its Location in the whole Building (shall mark the location)
Please refer to Annex 1 for the details
Annex 2: Description of the Composition of the Allocated Floor Areas of Common Parts and Houses
1. Name, purpose, location and area of allocated common parts
2. Name, purpose, location, area and allocation coefficient of the commercial house involved in the allocation of common floor area
3. Non-allocated common parts.
Annex 3: Certificate of Mortgagee’s Consent to the Sale of Commercial House and Relevant Provisions of Mortgagee and Mortgagor
×
Annex 4: Other Provisions about Pricing and House Price
×
Annex 5: Provisions about Method and Term of Payment
×
Annex 6: Provisions about Decoration and Equipment Standards (refer to House Delivery Standard)
1. Heating system:
(1) Central heating: [heat radiator][floor heating] [     ] ×;
(2) Household-specific heating: [gas stove][electrical heating][     ] × ;
(3) Brand of heating equipment: ×.
2. Insulating materials:
(1) Outer wall insulation: [extruded polyphenyl board][foam polyphenyl board][foam polyurethane board][     ] ×.
(2) Inner wall insulation: [plaster polyphenyl board][     ] ×.
3. Outer wall: [glass curtain wall] ×.
4. Inner wall: ×.
5. Ceiling: [plasterboard suspended ceiling] ×.
6. Indoor floor: [granite] ×.

7. Doors and windows:
(1) Structure dimension of outer wall: ×.
(2) Form of opening: ×.
(3) Section material of door and window: ×.
8. Kitchen:
(1) Ground: [cement plastering][tile][ ] ×;
(2) Wall face: [waterproof putty][tile][ ] ×;
(3) Ceiling: [cement plastering][plasterboard suspended ceiling][ ] × ;
(4) Kitchenware: ×.
9. Toilet:
(1) Ground:[cement plastering] ×;
(2) Wall face:[waterproof putty][paint][tile][ ] ×;
(3) Ceiling:[cement plastering][plasterboard suspended ceiling][ ] × ;
10. Balcony: [not closed] ×.
11. Elevator:
(1) Elevator brand: ×;
(2) Elevator speed: × m/s;
(3) Lifting capacity of elevator: × Kg;
(4) ×.
12. Others
×;
×.

House Delivery Standard of C2 Building of Tianfu Software Park Phase II
(sale of whole building)

S/N	Item	Contents
1	Construction works	1. Reinforced concrete structure (foundation, beam, sheet, column)
2. Building and plastering of wall body of pipe shaft
3. Level of indoor floor with cement mortar
4. High-grade face tiles for outer wall, hollow LOW-E glass curtain wall and complex window
5. Fine fitment for staircase
6. Person bearing roof is concrete roof.

2	Installation works	1. Staircase lighting.
2. Toilet plumbing system, rain-water system
3. All fire protection works completed.
4. Air-conditioning system (adopt water loop heat pump air-conditioning system. Air-conditioning system is a warm/cold system. The cold quantity in air-conditioning area is configured according to relevant design code. For office area, 180W—200W/m2; fresh air quantity in office area, 30m3/h.p. Condensed water circulating system connects to floor shaft. Indoor equipment, indoor air pipes, fresh air system and air outlets shall be installed to be in place by the lessee or purchaser).

3	Equipment works	1. Elevator: C2, 3, 4: 4 elevators; C5: 3 elevators C6, 7: 4 elevators
2. Power load: office power consumption is configured at 120W/m2 (excluding power load of air conditioning).

4	Design standard of use load of house	1. The standard value of design load of fire vehicle passage is 20KN/m2.
2. Standard value of design load of office:
2.5-3KN/m2 (including partition load of 1KN/m2).
3. The standard value of design load of public toilet is 2 KN/m2.
4. The standard value of design load of general equipment house is 5 KN/m2—6 KN/m2.
5. Overload use is strictly prohibited. Otherwise, all the consequences shall be borne by the user.

5	Auxiliary facilities	1. Lighting, power to floor distribution box.
2. ELV optical fiber to floor ELV shaft.
3. Water supply: connected to point of water use at the toilet.
4. Water drainage: drain system adopts the separate system of storm water and sewage.
5. Parking: total number of parking spaces in the basement of park: about 2800; total number of parking spaces on the ground: about 750.
Annex 7: Property Services
×

Results of Real Estate Surveying of Tianfu Software Park Software Outsourcing Base (Area C) — Actual Measurement
2008-12-1
2. Statistical table of areas of houses in different buildings

		Office			Overhead floor			Garage			Others				Others
Building				Number			Number			Number				Number				Number
No.	Floor area	Floor	Area	of houses	Floor	Area	of houses	Floor	Area	of houses	Name	Floor	Area	of houses	Name	Floor	Area	of houses	Remarks
2	18737.67							-1	4206.89	1	Bicycle parking	-1	441.41	1	Scientific research, office	1~5	14089.36	30
3	18737.67							-1	4206.89	1	Bicycle parking	-1	441.41	1	Scientific research, office	1~5	14089.36	30
4	18771.23							-1	4214.43	1	Bicycle parking	-1	442.20	1	Scientific research, office	1~5	14114.60	30
5	8975.54														Scientific research, office	1~8	8975.54	30
6	17422.32														Scientific research, office	1~8	17422.32	48
7	17422.32														Scientific research, office	1~8	17422.32	48
	743.15														Overhead connecting corridor	5	743.15	4

Total	100809.89								12628.21	3			1325.03	3			86856.65	220

Surveyor: Wu Bo	Examiner: Wang Hao	December 1, 2008
Comparison between surveyed area and “planned economic and technical index” area

Aboveground				Underground
			Area difference ratio			Area difference ratio
	Surveyed	Planned	(surveyed area – planned	Surveyed	Planned	(surveyed area – planned
	area	area	area)/planned area	area	area	area)/planned area
Scientific research, office	86856.65	86878.0	0 0.000246